Exhibit 99.1

ITT Corporation 1133 Westchester Ave. White Plains, NY 10604 tel 914 641 2000

Press Release

Investors:	Media:
Melissa Trombetta	Kathleen Bark
+1 914-641-2032	+1 914-641-2103
melissa.trombetta@itt.com	kathleen.bark@itt.com

ITT elects Rebecca A. McDonald to its Board of Directors

WHITE PLAINS, N.Y., Dec. 17, 2013 – ITT Corporation (NYSE: ITT) today announced that it has elected Rebecca A. McDonald to its board of directors. McDonald, 61, is the former chief executive officer of Laurus Energy Inc., a leading developer of coal gasification projects in North America. She previously was president of gas and power for BHP Billiton Ltd. and president of the Houston Museum of Natural Science.

McDonald has held a number of executive leadership positions during her more than 30-year career in the global energy industry. Her experience includes developing and implementing natural gas marketing and commercialization strategies; leading operations for natural gas and liquids pipelines, gas and electricity distribution companies, power plants and gas process facilities in Asia, Africa and South America; and developing equity interests in international natural gas and power operations.

“We are extremely pleased to have Rebecca join our Board of Directors,” said Denise Ramos, CEO and president. “With her broad experience and deep understanding of the global energy industry, Rebecca will bring a valuable perspective to our board that will help us continue to drive profitable growth across our key end markets and geographies.”

McDonald is a member of the board of directors of Aggreko plc, Veresen Inc. and Granite Construction Inc.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2012 revenues of $2.2 billion. For more information, visit www.itt.com.

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